EXHIBIT 32
SECTION 906 CERTIFICATION OF THE CEO/CFO
EMS TECHNOLOGIES, INC.
CERTIFICATION OF
CHIEF EXECUTIVE OFFICER
AND
CHIEF FINANCIAL OFFICER
     Each of the undersigned Chief Executive Officer and Chief Financial Officer of EMS Technologies, Inc. hereby individually certifies that the Quarterly Report on Form 10-Q of the Company for the quarter ended July 2, 2005, to which this Certification is attached, fully complies with the requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended, and that the information contained in such Report fairly presents, in all material respects, the financial condition and results of operations of EMS Technologies, Inc.
In witness whereof, each of the undersigned has executed and delivered this Certification on this 15th day of August, 2005.

/s/ Alfred G. Hansen	/s/ Don T. Scartz

Alfred G. Hansen Chief Executive Officer EMS Technologies, Inc.	Don T. Scartz Chief Financial Officer EMS Technologies, Inc.